Exhibit 99.4

THE WESTERN UNION COMPANY

OFFERS TO EXCHANGE

all outstanding 5.400% notes due 2011

for

5.400% notes due 2011 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

and

all outstanding 5.930% notes due 2016

for

5.930% notes due 2016 which have been registered under the Securities Act

and

all outstanding 6.200% notes due 2036

for

6.200% notes due 2036 which have been registered under the Securities Act

and

all outstanding floating rate notes due 2008

for

floating rate notes due 2008 which have been registered under the Securities Act

(Principal Amount $1,000 per Note)

                    ,

To Brokers, Dealers, Commercial

Banks, Trust Companies and

Other Nominees:

The Western Union Company (the “Issuer”) is offering to exchange, upon and subject to the terms and conditions set forth in the prospectus, dated                     , (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), up to $1,000,000,000 aggregate principal amount of the Issuer’s 5.400% Notes due 2011(the “New 5.400% Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 5.400% Notes due 2011 (the “Old 5.400% Notes”), $1,000,000,000 aggregate principal amount of the Issuer’s 5.930% Notes due 2016 (the “New 5.930% Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 5.930% Notes due 2016 (the “Old 5.930% Notes”), $500,000,000 aggregate principal amount of the Issuer’s 6.200% Notes due 2036 (the “New 6.200% Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 6.200% Notes due 2036 (the “Old 6.200% Notes”) and $500,000,000 aggregate principal amount of the Issuer’s Floating Rate Notes due 2008 (the “New Floating Rate Notes,” and together with the New 5.400% Notes, New 5.930% Notes and New 6.200% Notes, the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding Floating Rate Notes due 2008 (the “Old Floating Rate Notes,” and together with the Old 5.400% Notes, Old 5.930% Notes and Old 6.200% Notes, the “Old Notes”). The Issuer is commencing four separate exchange offers with respect to the Old Notes, we refer to these exchange offers, collectively, as the “Exchange Offer” in this letter. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of September 29, 2006, by and among the Issuer and the initial purchasers named therein with respect to the Old 5.930% Notes, and the Registration Rights Agreement, dated as of November 17, 2006, by and among the Issuer and the initial purchasers named therein with respect to the Old 5.400% Notes, Old 6.200% Notes and Old Floating Rate Notes.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1. Prospectus, dated                     ,             ;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below), or if the procedure for book-entry transfer cannot be completed on a timely basis;

4. A form of letter which may be sent to your clients (“Letter to Clients”) for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at                     , New York City time, on                     , 2007, unless extended by the Issuer (“the Expiration Date”). The Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before                     , New York City time, on the Expiration Date.

Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Issuer that:

•	that such holder is not an affiliate of the Issuer or if such holder is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes will be acquired in the ordinary course of its business;

•	at the time of the Exchange Offer, such holder has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Old Notes or the Exchange Notes; and

•	if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

The enclosed Letter to Clients contains an authorization by the holders of the Old Notes for you to make the foregoing representations.

The Issuer will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent for the Exchange Offer). The Issuer will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer, on the transfer of Old Notes to it, except as otherwise provided in instruction 5 of the enclosed Letter of Transmittal. The Issuer may reimburse brokers, dealers, commercial banks, trust companies and other nominees for their reasonable out-of-pocket expenses incurred in forwarding copies of the Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or manually executed facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Old Notes wish to tender, but they are not able to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials should be directed to the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

The Western Union Company

Nothing herein or in the enclosed documents shall constitute you or any other person as an agent of the Issuer or the Exchange Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus or the Letter of Transmittal.

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